FIRST AMENDMENT TO

2004 EQUITY INCENTIVE PLAN

OF ZIPREALTY, INC.

At a regularly scheduled meeting of the Board of Directors (the “Board”) of ZipRealty, Inc. (the “Company”) held on March 8, 2012, the Board adopted the following recitals and resolution:

WHEREAS, Section 10(d) of the Company’s 2004 Equity Incentive Plan (the “Plan”) provides for an annual automatic grant to each continuing non-employee director of the Company, if such person has been in that position for at least six months, of a stock option to purchase 6,666 shares of the Company’s common Stock (the “Annual Grant”); and

WHEREAS, the Board has determined it to be in the best interests of the Company and its stockholders to amend the Plan to increase the Annual Grant for the Company’s Chairman of the Board from 6,666 shares to 10,000 shares; and

WHEREAS, Section 10(f) of the Plan permits the Board to adopt such an amendment within its discretion and without stockholder approval.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to Section 10(f) of the Plan, Section 10(d) of the Plan is hereby amended to read in full as follows:

Annual Option. Each Outside Director will be automatically granted an Option to purchase 6,666 Shares (an “Annual Option”) on each date of the annual meeting of the stockholders of the Company beginning in 2005, if as of such date, he or she will have served on the Board for at least the preceding six (6) months. Beginning in 2012, the Annual Option grant shall be increased to 10,000 shares in the case of an Outside Director who is also the Company’s Chairman of the Board.

IN WITNESS WHEREOF, I have executed this document as of the date first set forth above and in the capacity set forth below.

/s/ Samantha E. Harnett

Samantha E. Harnett

Vice President, General Counsel and Secretary of the Company